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                           EXHIBIT 99.37



     This agreement, release and waiver (the "Agreement") is made as of the ____ day of ______________, 1995, by and between CHICAGO AND NORTH WESTERN TRANSPORTATION COMPANY, an Illinois corporation having its principal place of business in the State of Illinois, CHICAGO AND NORTH WESTERN RAILWAY COMPANY, a Delaware corporation having its principal place of business in the State of Illinois (collectively with their subsidiaries, and affiliates, the "Company"), UNION PACIFIC RAILROAD COMPANY, a Utah corporation having its principal place of business in the State of Nebraska (collectively with its subsidiaries and affiliates, "Union Pacific"), and __________________, a resident of Illinois (the "Executive").

     The Executive and the Company entered into a Change in Control Employment Agreement (the "Employment Agreement") dated as of
December 20, 1994.

     The Executive's employment with the Company shall terminate on the "Date of Termination," which shall be (i) the later of April 24, 1995, or the day following the last day of the revocation period described in paragraph 11 or (ii) such earlier date as may be agreed upon by the Company and the Executive; provided, however, that the Date of Termination shall in no event occur before the consummation of the "Offer" (as defined in the Merger Agreement de-scribed in paragraph 2 hereof).

     The Company and the Executive desire to settle all rights, duties and obligations between them, including without limitation all such rights, duties and obligations arising under the Employment Agreement or otherwise out of the Executive's employment by the Company.

     In consideration of the representations, covenants and mutual promises set forth in this Agreement, it is hereby agreed as follows:

1. Benefits. Provided this Agreement has been executed and the revocation period described in paragraph 11 hereof has passed, the Company shall pay, or cause the Executive to be paid on the Date of Termination, the following amounts which have been limited in accordance with the provisions of paragraph 6(a) of the Employment Agreement as determined by the Company and agreed to by Executive (determined without regard to the payment specified in paragraph 2 below):

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     (a)  with respect to all earned but unpaid salary and
          all accrued but unused 1995 vacation days through the Date of Termination, $_____________;

     (b)  with respect to the Chicago and North Western
          Transportation Company Bonus Plan (the "Bonus
          Plan") for the period from January 1, 1995 through the Date of Termination, $____________;

     (c) with respect to all compensation previously deferred by or for the Executive together with any accrued earnings thereon under the Company's Excess Benefit Retirement Plan and the Executive Retirement Plan, $________ as of December 31, 1994, not including additional amounts to be paid based upon earnings and contributions that may accrue subsequent thereto;

     (d) with respect to all other payments and benefits described in the Employment Agreement, $_____________; provided, however, that, for three years immediately following the Executive's termination of employment, the Executive will also be eligible to purchase from Union Pacific, at Union Pacific's cost, medical coverage comparable to that provided to active employees of Union Pacific.

2. Separate Payment. In addition to the amounts specified in paragraph 1, the Executive shall receive a separate payment equal to the Extra Payment as defined in Section 5.4(a) of the Agreement and Plan of Merger by and among Union Pacific Corporation, UP Rail, Inc. and Chicago and North Western Transportation Company dated as of March 16, 1995 ("Merger Agreement") in the amount of $___________.

3. Release by Executive. In consideration of the foregoing, effective on the Date of Termination:

     (i) Executive voluntarily, knowingly, and willingly releases and hereby discharges the Company and its respective officers, directors, partners, shareholders, employees and agents, and each of their predecessors, successors and assigns, from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature, known or unknown, associated with Executive's employment with the Company (including but not limited to claims under the

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     Employment Agreement) which Executive or Executive's
     executors, administrators, successors or assigns ever

     had, now have or hereafter can, shall or may have by reason of any matter, cause or things whatsoever arising to the time Executive signs the Agreement, except (A) the Executive does not hereby waive Executive's rights, if any, to indemnification under Section 5.9 of the Merger Agreement (but does waive any rights the Executive might otherwise derive from Section 5.4 of the Merger Agreement), (B) the Executive does not hereby waive or release rights to any benefits vested and accrued prior to the Date of Termination under any applicable plan of the Company or its affiliates and the Executive is not required to sign this Agreement in order to receive such vested benefits, (C) the Executive does not hereby waive or release rights to any rights to benefits under any plans of the Company not specifically addressed elsewhere herein under which he would be entitled to benefits in the ordinary course pursuant to the terms of such plans (including but not limited to the right to continued medical coverage under COBRA) and (D) the Executive does not hereby waive or release any rights with respect to the Executive's stock options set forth under Section 2.3 of the Merger Agreement.

     (ii) Executive hereby resigns all offices and titles with the Company and its subsidiaries and affiliates.

     (iii) Executive also releases, without limitation, any rights or claims arising prior to the time Executive signs this Agreement relating in any way to Executive's employment relationship with the Company, or the termination thereof (including, without limitation, any claim of wrongful discharge or breach of express or implied employment contract), and any rights or claims under any statute, including the Federal Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, Sections 503 and 504 of the Rehabilitation Act of 1973, the Illinois Human Rights Act, the Municipal Code of Chicago or any other federal, state or local law.

     (iv) Executive represents that Executive has not filed any lawsuits or administrative complaints asserting any claims that are released in this paragraph 3. Executive further agrees that Executive shall not be entitled to any recovery in any proceeding against the Company or any of its subsidiaries or successors asserting any claims that are released in this paragraph 3 that are brought on his behalf.

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     (v)  The Executive understands and agrees that, except as
     herein otherwise provided, the payments enumerated in this Agreement are all that the Executive will receive from the Company. The Executive will receive no further wage,

     vacation, severance or, except as herein otherwise provided, other payments from the Company. The payments enumerated in this Agreement include consideration for the Executive signing this Agreement and fulfilling the promises contained herein. The parties agree that the payments enumerated in this Agreement are in excess of any payments or benefits to which the Executive may otherwise be entitled.

4. Stockholders Agreement. If a party thereto, Executive agrees to amend (i) the Second Amended and Restated Stockholders Agreement, dated as of March 30, 1992, as amended, (ii) an agreement, dated as of June 21, 1993 among the parties to such Stockholders Agreement, and (iii) the Registration Rights Agreement, dated July 14, 1989, as amended (collectively, the "Three Agreements"), to provide that they shall terminate upon the "Effective Time" of the proposed merger between UP Rail, Inc. and Chicago and North Western Transportation Company (as "Effective Time" is defined in the Merger Agreement). Further the Executive agrees to waive and release (effective as of the Effective Time) any and all rights under each of the Three Agreements to which the Executive is a party.

5. Cooperation. Executive agrees that, upon the request of the Company, Executive will cooperate in good faith in any litigation to which the Company is a party and as to which the Executive has relevant information or materials.

6. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Executive as a result of employment by another employee.

7. Confidentiality. Executive agrees not to disclose in any manner information about the Company or Union Pacific obtained by Executive while employed by the Company, other than information generally available to the public. Executive

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     agrees to return immediately to the Company all written
     material and other property containing such information, as well as any other property belonging to the Company.

8. Tax Withholding. The Company's obligation to pay amounts hereunder are subject to its withholding obligations under applicable federal, state and local tax laws. The Executive is responsible for any tax liability associated with payments provided under this Agreement which under applicable law he is obligated to pay.

9. Consideration Period. The Executive confirms that the Executive has been given twenty-one (21) days to review and consider this Agreement before signing it. The Executive understands that Executive may use as much or as little of this period as Executive wishes prior to signing.

10. Consultation with Attorney. The Executive is advised, at his or her own expense, to consult with an attorney before signing this Agreement.

11. Revocation Rights. The Executive may revoke this Agreement within seven (7) business days of the date of the Employee's signature. Revocation can be made by delivering a written notice of revocation to Robert Schmiege at the Company. For this revocation to be effective, written notice must be received no later than close of business on the seventh (7th) business day after the Executive signs this Agreement. If Executive revokes this Agreement, it shall not be effective or enforceable and Executive will not receive any payments or benefits described in paragraph 2. If the Executive does not revoke this Agreement, then, upon expiration of the revocation period provided in this paragraph 11, this Agreement shall immediately become irrevocable as to, and binding upon, the Executive.

12. Binding Agreement. Unless revoked by the Executive during the revocation period described in paragraph 11 hereon, this Agreement shall be binding on and inure to the benefit of the Company, its successors and assigns.

13.  Miscellaneous.

     (i) If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any paragraph or a part of a paragraph so declared

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     to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

     (ii) This Agreement shall not be altered, amended, or modified except by written instrument executed by the Company and the Executive. A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant, agreement or condition and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.

     (iii) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

     (iv) This Agreement forms the entire agreement between the parties hereto with respect to any severance payment and with respect to the subject matter contained in the Agreement.
     This Agreement shall supersede all prior agreements, promises, and representations regarding severance or other payments contingent upon termination of employment, whether in writing or otherwise.

     (v) The captions of this Agreement are not part of the provisions hereof and shall not have any force or effect.

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     (vi)  The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the State of Illinois without regard to its choice of law principles.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates specified below.


Date:               , 1995         ----------------------------
                                   Executive


                                   CHICAGO AND NORTH WESTERN
                                     TRANSPORTATION COMPANY

Date:               , 1995         By:----------------------------

                                   Its:----------------------------


                                   CHICAGO AND NORTH WESTERN
                                     RAILWAY COMPANY

Date:               , 1995         By:----------------------------

                                   Its:----------------------------


                                   UNION PACIFIC

                                     RAILROAD COMPANY

Date:               , 1995         By:----------------------------

                                   Its:----------------------------


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